UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 19, 2006

Appliance Recycling Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7400 Excelsior Blvd., Minneapolis, MN	55426-4517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 930-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02:                                      DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 19, 2006, Appliance Recycling Centers of America, Inc. issued a press release announcing that Linda A. Koenig, chief financial officer, has resigned to accept a position with another company. A copy of the press release is furnished as an exhibit to this report.

ITEM 7.01:             REGULATION FD DISCLOSURE

In March 2006, the company reported that it had entered into a purchase agreement for the sale of its corporate headquarters facility for approximately $6 million. The purchaser has failed to meet its obligations under the purchase agreement. Therefore, the company has initiated action under the cancellation provisions of the purchase agreement to cancel the agreement and establish its right to the escrowed deposit. The purchaser has certain rights to cure its failure to perform under the purchase agreement.

ITEM 8.01:             OTHER EVENTS

On June 22, 2006, Appliance Recycling Centers of America, Inc. issued a press release announcing that it has received a contract for recycling the old, inefficient but working refrigerators and freezers of California customers served by the Sacramento Municipal Utility District. A copy of the press release is furnished as an exhibit to this report.

ITEM 9.01:  FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

Exhibit
Number	Description
99.1	Press Release dated June 19, 2006.
99.2	Press Release dated June 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

Date: June 22, 2006	/s/ Linda Koenig
Linda Koenig, Chief Financial Officer